UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2020

Urovant Sciences Ltd.

(Exact name of Registrant as Specified in Its Charter)

Bermuda	001-38667	98-1463899
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 207 400 3347

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.000037453 par value	UROV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Market Access Services Agreement

On June 17, 2020, Urovant Sciences GmbH (“USG”), a wholly-owned subsidiary of Urovant Sciences Ltd. (“we,” “our,” “us” or the “Company”), entered into a Market Access Services Agreement (the “Market Access Services Agreement”) with Sunovion Pharmaceuticals Inc. (“Sunovion”), a subsidiary of Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo Dainippon”).  Sumitomo Dainippon also beneficially owns a majority of Urovant’s outstanding shares through its sole ownership of Sumitovant Biopharma Ltd., our majority shareholder. Pursuant to the Market Access Services Agreement, among other things, USG appointed Sunovion as the exclusive distributor of vibegron in the United States, including all of its territories and possessions.

Sunovion, in turn, has agreed to provide certain market access services with respect to the distribution and sale of vibegron, including, among other things:  (i) adding vibegron to Sunovion’s agreements with its third party logistics providers; (ii) adding vibegron to certain of Sunovion’s contracts with wholesalers, group purchasing organizations and integrated delivery networks; (iii) facilitating USG’s entry into new contracts with certain health organizations regarding vibegron; (iv) managing the validation, processing and payment of rebates, chargebacks, and certain administrative, distribution and service fees related to vibegron; (v) providing USG with price reporting metrics and other information required for it to comply with applicable government price reporting requirements; (vi) coordinating with USG and any applicable wholesalers to address any recalls, investigations, or product holds; and (vii) providing certain other ancillary support services to facilitate the foregoing.

In order to facilitate Sunovion’s provision of these services, USG agreed, among other things, to: (i) grant Sunovion a non-exclusive license under all intellectual property owned or controlled by USG, solely to enable Sunovion to perform the contemplated services; (ii) provide Sunovion periodic reports of sales projections and volume requirements, as well as such other information as Sunovion reasonably requests or may need to perform the services; (iii) comply with the provisions of any agreements between Sunovion and third parties pursuant to which vibegron will be distributed or sold; (iv) cooperate with certain investigations related to orders and audits of USG’s quality systems; and (v) promptly notify Sunovion in the event vibegron is recalled.

As consideration for the services, USG will pay Sunovion an agreed-upon monthly service charge for each of the first two years of the agreement term.  After the second year of the agreement term, the monthly service charges will be determined by the parties.  In addition, USG also agreed to (x) reimburse Sunovion for any pass-through expenses it incurs while providing the services and (y) establish an escrow fund for use by Sunovion when managing any rebates, chargebacks and similar fees.

The Market Access Services Agreement also contains customary representations and warranties by the parties and customary provisions related to confidentiality, indemnification and insurance.  The initial term of the Market Access Services Agreement is three years.  Thereafter, the term will be automatically extended for one year periods, unless either party provides notice of its intent to terminate the agreement at least nine (9) months prior to the expiration of the applicable term.  Either party may also terminate the agreement prior to the end of its term in the event of an uncured material breach by the other party or if such other party becomes insolvent or undergoes a change of control.  Finally, USG may also terminate the Market Access Services Agreement if Sunovion fails to satisfy certain market access milestones or upon payment of a break-up fee.

The foregoing description of the Market Access Services Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Market Access Services Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Urovant Sciences Ltd.

Dated: June 18, 2020
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Principal Accounting Officer